ACCOUNTING SERVICES AGREEMENT

This Accounting Services Agreement ("Agreement") is made as of April 15, 2011, between Green Ballast, Inc. ("GBI") and IRC – Interstate Realty Corporation ("IRC") with reference to the following facts:

RECITALS:

A.	GBI is engaged in the business of developing and marketing lighting ballasts and related products.

B.	GBI desires to engage the services of IRC in connection with the accounting needs of GBI, and IRC desires to provide such services to GBI.

Now, therefore, in consideration of the following promises, obligations and agreements, GBI and IRC agree as follows:

ARTICLE I – BASIC TERMS

1.1	Effective Date: IRC's appointment under Article II shall become effective as of April 15, 2011, (the "Effective Date").

1.2
Term:  The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year, and thereafter the term may be renewed for additional periods pursuant to a written amendment, subject at all times to the rights of termination set forth herein.

1.3
Bank and Bank Account:  IRC shall designate a bank (the "Bank") in which any revenues collected by IRC for GBI shall be deposited, subject to GBI's written approval.  The account or accounts shall be designated as a client trust account and named as follows: Green Ballast Depository (the "Bank Account").  The Bank Account will also be used to pay all approved and authorized expenses IRC is responsible for paying.  IRC is authorized as "Agent for GBI" to draw on the Bank Account in accordance with the provisions of this Agreement.  GBI may designate other accounts such as payroll, operating, and restricted cash to be opened and maintained by IRC.

1.4	Address of GBI. Unless changed by notice to IRC, the address of GBI for notices under Section 13.2 shall be:

2620 Thousand Oaks Boulevard
Suite 4000
Memphis, TN 38118
ATTN: J. Kevin Adams

1.5	Address of IRC. Unless changed by notice to GBI, the address of IRC for notices under Section 13.2 shall be:

IRC – Interstate Realty Corporation
2620 Thousand Oaks Boulevard, Suite 4000
Memphis, TN 38118
Attention:  Penelope A. Springer

1.6	Accounting Fee. The accounting fee payable to IRC for its services under this Agreement shall be $7,000 per month.

ARTICLE II – APPOINTMENT

GBI hereby appoints IRC to handle the accounting needs of GBI as of the Effective Date, and for the term stated in Section 1.2.  GBI hereby authorizes IRC to exercise such powers and to take such actions with respect to GBI as may be necessary for the performance of IRC's obligations under this Agreement.  IRC hereby accepts such appointment on the terms and conditions hereinafter set forth.

ARTICLE III – DUTIES OF IRC

3.1
General Duties.  IRC shall use diligent efforts to perform the accounting services assigned by GBI and shall comply with GBI's instructions as may from time to time be provided by GBI to IRC.  IRC shall perform its services in a professional and diligent manner and consistent with industry standards.

3.2
Employment of Personnel.  All persons employed in connection with the accounting services provided by IRC shall either be employees of IRC or such consultants or independent contractors as may be retained by IRC and shall not be employees of GBI.  IRC shall select, employ, pay, supervise, direct and discharge all employees necessary for the services provided, and shall use reasonable care in the selection and supervision of such employees.  IRC shall be responsible for complying with all laws, regulations and collective bargaining agreements affecting such employment.  IRC is and will continue throughout the term of this Agreement to be an Equal Opportunity Employer.

3.3
Compliance with Laws.  IRC shall not knowingly violate any applicable laws, ordinances, rules, regulations, requirements or orders of any federal, state, municipal, or other governments in performing its services under this Agreement and IRC shall use reasonable diligence to comply with any and all such laws, ordinances, rules, regulations, requirements and orders in performing its services hereunder.  IRC shall promptly notify GBI of any known violation of any federal, state, municipal, or other governmental law, ordinance, rule, regulation, requirement or order.

3.4	Licenses and Authorizations.

(a)	IRC shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the services provided hereunder.

(b)
IRC shall obtain and keep in full force and effect all business licenses and governmental authorizations (including qualifications to do business) as may be necessary for the proper performance by IRC of its duties and obligations under this Agreement.

3.5
Confidentiality.  IRC shall hold in confidence and not use or disclose to others any confidential or proprietary information of GBI which is disclosed to IRC, including but not limited to any data, information, plans, programs, processes, costs, or operations of GBI, provided, however, that IRC's obligations hereunder shall not apply if such information (a) is available to the general public, or (b) is required to be disclosed pursuant to law, court order or subpoena.

ARTICLE IV – REPORTS, AND OTHER FINANCIAL MATTERS

4.1	Reports.

(a)
IRC shall, during the term of this Agreement, deliver monthly reports to GBI relating to the services provided hereunder for the preceding calendar month, not later than fifteen (15) business days after the end of the preceding month.

(b)
IRC's accounting records and reports will be provided in IRC's standard report format as it may be revised from time to time.  IRC will provide variations in its standard format or additional reports at an additional charge to GBI.

(c)
To ensure the reliability of all reports required by this section, IRC shall on or before the last day of the accounting month: pay all charges, fees, bills, invoices, etc., which are normally and customarily incurred monthly in connection with the services provided hereunder and any other amounts which are payable that month, provided that if any charges, fees, bills, invoices, etc., for that month cannot be paid by the 15th, IRC shall accrue such items, if appropriate.

4.2
Records.  IRC agrees to keep separate records with respect to the services provided hereunder, and to retain those records for periods specified by GBI.  Accounting shall be on an accrual basis.  Such books, records and accounts shall include, without limitation, vouchers, statements, receipted bills and invoices, employment records, documents, notices, agreements, contracts, correspondence, leases, permits, licenses, authorizations, all collections and disbursements related to the services provided, the deposits to the Bank Account and other business and affairs within the responsibility of IRC pursuant to this Agreement.  GBI shall have the right, during the term of this Agreement, to inspect such records and audit the reports required hereunder during normal business hours upon at least three (3) days notice.  All such records, data, information and documents shall at all times be the property of GBI and shall be delivered to GBI without demand upon termination of this Agreement.

4.3
Duty of Care.  IRC shall exercise such control over accounting and financial transactions as is reasonably required to protect GBI's interest from error, negligence, recklessness, willful misconduct, fraud or criminal acts on the part of IRC or its agents, contractors, subcontractors, associates or employees.  Losses caused by such error or activity shall be borne by IRC, to the extent such losses are not paid to GBI pursuant to the insurance carried by IRC.

ARTICLE V – RESPONSIBILITIES OF GBI

5.1
Documents Provided by GBI.  In order for IRC to set-up and establish operations, GBI shall provide to IRC such information, documents and certificates regarding the services as IRC shall reasonably request and as GBI has in its possession.  Any and all books and records provided by GBI are and shall remain the property of GBI, but shall be made available to IRC for its use and knowledge in assuming the duties and responsibilities of IRC under this Agreement.

5.2	GBI's Obligations. Throughout the term of this Agreement, GBI agrees to perform the following:

(a)	To pay IRC for its services in the amounts and in the manner and at the times described herein.

(b)	To promptly reimburse IRC, upon written demand, to the full extent of all funds reasonably advanced by IRC for GBI's account in carrying out the terms and conditions of this Agreement.

(c)
To promptly comply with and abide by, at GBI's sole expense, all laws, rules, codes, statutes, regulations, orders, notices, determinations, ordinances, and any other requirements of any federal, state, municipal or other governmental authority, now in force or which may hereafter be in force, relating to GBI’s business which noncompliance could reasonably be expected to have a material adverse impact on IRC’s ability to provide the services hereunder.

ARTICLE VI – INSURANCE

6.1	General Insurance Provisions. All insurance policies required of either party shall be issued by reputable, financially sound companies, and shall have an A.M. Best rating of A- X, or better.

6.2	GBI's Insurance. GBI shall maintain, at its own expense and at all times during the term of this Agreement, insurance as follows:

Commercial General Liability Insurance, written on ISO form CG 00 01 (occurrence), with such limits as GBI shall reasonably determine.  The policy will include contractual liability with defense provided in addition to policy limits for indemnitees of the named insured.

6.3	IRC's Insurance. IRC shall maintain, at its expense and at all times during the term of this Agreement, insurance as follows:

(a)	Commercial General Liability Insurance, written on ISO form CG 00 01 (occurrence), with such limits as IRC shall reasonably determine.

(b)
Workers Compensation Insurance, as required by applicable law, covering all IRC's employees, and Employer's Liability Insurance with limits of not less than $500,000 for bodily injury by accident and $500,000 for bodily injury by disease.

(c)
Commercial Crime and/or Employee Dishonesty Insurance, covering the activities of all of its employees who may handle or be responsible for monies or other property of IRC, with limits of not less than $500,000.

(d)	Professional Liability Insurance, covering errors and omissions of its employees, with limits of not less than $1,000,000.

6.4
Waiver of Claims.  GBI and IRC each waive any right of recovery against the other (and the respective officers, directors, partners, members and employees of each), for any loss or damage covered by any policy of insurance required hereunder, whether due to the negligence of GBI or IRC or their agents, contractors, officers, directors, partners, members or employees.  If any property insurance policy provides that a waiver of subrogation may only be granted by endorsement, the party maintaining such policy shall secure an endorsement providing the waiver of subrogation.

ARTICLE VII – INDEMNIFICATION

7.1
IRC's Indemnity.  Without limiting any indemnity provided elsewhere in this Agreement, IRC shall indemnify, defend, protect and hold harmless GBI and GBI's officers, directors, partners, members and employees from and against all claims, losses and liabilities (including all expenses and attorneys' fees) which arise out of (a) any breach of this Agreement by IRC, (b) any act of IRC which is outside the scope of IRC's authority under this Agreement, or (c) the professional negligence, active negligence, recklessness, willful misconduct, fraud or criminal acts of IRC, or its employees, officers, agents or representatives, to the extent not covered by GBI's Commercial General Liability Insurance.

7.2
GBI's Indemnity.  GBI shall indemnify, defend, protect and hold harmless IRC and its officers, directors and employees from and against all claims, losses and liabilities (including all expenses and attorneys' fees) which arise out of the performance by IRC of its obligations and duties hereunder unless the claim, loss or liability arises from (a) any breach of this Agreement by IRC, (b) any act of IRC which is outside the scope of IRC's authority under this Agreement, or (c) the professional negligence, active negligence (except for IRC's negligence which is covered under GBI's Commercial General Liability Insurance), recklessness, willful misconduct, fraud or criminal acts of IRC or its employees, officers, agents, or representatives.  With respect to claims (1) covered by the foregoing indemnity by GBI, but (2) not covered by GBI's Commercial General Liability Insurance, GBI shall defend IRC through counsel of GBI's choice, notwithstanding any allegation of negligence by the claimant against IRC or any of its employees, officers, agents or representatives, unless GBI determines, in good faith, that IRC or any of its employees, officers, agents or representatives has been negligent. In no event shall GBI be obligated to provide any defense against any allegation of recklessness, willful misconduct, fraud or criminal acts, but GBI shall take no action which might bar IRC from obtaining defense or coverage that may become available to IRC under GBI's Commercial General Liability Insurance, irrespective of such allegations.  IRC shall reimburse GBI for all such reasonable costs of defense if it is determined by a final judgment of a court of competent jurisdiction that IRC or any of its employees, officers, agents or representatives has been actively negligent or reckless or has engaged in willful misconduct, fraud or criminal acts.  If IRC is required to provide its own defense against any allegation of active negligence or recklessness, willful misconduct, fraud or criminal acts and if a final judgment of a court of competent jurisdiction determines that neither IRC nor any of its employees, officers, agents or representatives was actively negligent, reckless or engaged in willful misconduct, fraud or criminal acts, GBI shall reimburse IRC for its costs of defense.

7.3
No Effect on Insurance.  Nothing in this Article shall be deemed to affect any party's rights under any insurance policy procured by such party or under which such party is an insured or an additional insured.  It is thus understood that if bodily injury, property damage or personal injury liability claims are brought or made against IRC or GBI, or both, based upon the alleged negligence of IRC in performing its services hereunder, which are covered by GBI's Commercial General Liability Insurance, such coverage for IRC shall not be impaired, reduced or barred by the above indemnity provisions.  All indemnities contained in this Agreement shall survive the expiration or termination of this Agreement.

ARTICLE VIII – COSTS AND EXPENSES

8.1
Costs and Expenses of IRC.  Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of IRC in performing its obligations hereunder shall be borne solely by IRC, including, without limitation, the following expenses or costs:

(a)	Cost of gross salary and wages, payroll taxes, insurance, worker's compensation, pension benefits and any other benefits of IRC's supervisory and home and regional office personnel;

(b)	General accounting and reporting services, as such services are considered to be within the reasonable scope of IRC's responsibilities to GBI;

(c)
Costs attributable to claims, losses and liabilities arising from (i) any breach of this Agreement by IRC or (ii) the negligence, recklessness, willful misconduct, fraud or criminal acts of IRC's employees, agents, contractors, subcontractors or associates; and

(d)	Cost of comprehensive crime insurance purchased by IRC for its own account.

8.2
Insufficient Funds in Bank Account.  IRC shall not be required to expend any of its own funds for disbursements chargeable to GBI.  If there are insufficient funds in the Bank Account for a disbursement, IRC may, after notifying GBI of such insufficiency in writing, defer making any disbursement until GBI has furnished the funds necessary for such disbursement.

8.3
Nonpayment.  If GBI fails to make any payment when required or fails to perform any act required under this Agreement, then IRC, after 10 days written notice to GBI (or, in the case of any emergency, without notice) and without waiving or releasing GBI from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act.  IRC shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights hereunder against any sums due or to become due to GBI hereunder.

ARTICLE IX – COMPENSATION

GBI shall pay IRC as compensation for the accounting services rendered hereunder a fee (the "Accounting Fee") at the rate of $7,000 per month.  Such Accounting Fee shall be payable by the last day of each accounting month.  IRC shall withdraw such Accounting Fee from the Bank Account and shall account for it as required hereunder.  In addition to the monthly Accounting Fee, GBI shall also pay IRC a one-time start up fee of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) payable by April 30, 2011.

ARTICLE X – TERMINATION

10.1	Termination. This Agreement shall terminate at the election of:

(a)	IRC, upon thirty (30) days written notice to GBI;

(b)	GBI, upon thirty (30) days written notice to IRC;

(c)
GBI, upon five (5) days written notice to IRC, if IRC shall be in default in the performance of any of the covenants or agreements contained herein, and such default shall continue for fifteen (15) days after written notice thereof from GBI to IRC specifying the particulars of such default;

(d)	GBI, immediately, if IRC commits any fraud or breach of trust, or makes any material misrepresentation to GBI; or

(e)
Either party, upon fifteen (15) days notice, if a petition in bankruptcy is filed by or against either GBI or IRC or if either party makes an assignment for the benefit of creditors or takes advantage of any insolvency act or proceeding.

10.2	Obligations Upon Termination.

(a)	Upon termination of this Agreement for any reason, IRC shall deliver the following to GBI at GBI's expense on or before thirty (30) days following the termination date:

(i)	A final accounting,

(ii)	Any balance of monies of GBI, net of amounts owed to IRC or other obligations pursuant to this Agreement; and

(iii)
All property, supplies, contracts, books and records furnished by GBI, drawings, executed leases, insurance policies, unpaid bills and correspondence, in IRC's possession at the time of termination and all other papers or documents which are the property of GBI.  IRC shall be allowed to retain originals or copies of books and records as required to comply with applicable law and its corporate policies.

ARTICLE XI – MISCELLANEOUS

11.1
Status of IRC.  It is the intention of the parties to create a relationship wherein IRC is an independent contractor.  Nothing herein contained shall be construed as creating the relationship of employer-employee or establishing any partnership or joint venture arrangement between GBI and IRC.

11.2
Notices.  Any statement, notice, recommendation, request, demand, consent or approval under this Agreement must be in writing and personally delivered or sent by overnight courier service, such as Federal Express, or sent by United States registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the date of personal delivery or the next business day following deposit with an overnight courier or five days after deposit in the United States mail, provided that in the case of communications sent by overnight courier service or United States registered or certified mail, the communication is addressed as set forth in Section 1.4 if sent to the GBI and as set forth in Section 1.5 if sent to IRC.  Either party may, by written notice, designate a different address.

11.3
Assignment.  This Agreement shall not be assignable by IRC without the express prior written consent of GBI.  This Agreement shall be for the benefit of and shall be binding upon the heirs, successors and assigns of the parties hereto.

11.4
Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof or the application thereof to any entity or circumstance shall be determined by a court of competent jurisdiction to be illegal or unenforceable for any reason whatsoever, such term, provision or application thereof shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement or the application of such term or provision to any other entity or circumstance.

11.5
Costs of Suit.  If GBI or IRC shall institute any action or proceeding against the other relating to this Agreement, the unsuccessful party shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys' fees, as fixed by the court.

11.6
Waiver.  No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder, shall be valid unless in writing.  No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obligations of such party hereunder.  The failure of any party to declare the other party in default shall not constitute a waiver by such party of its rights hereunder, irrespective of how long such failure continues.  The granting of any consent or approval in any one instance by or on behalf of GBI shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

11.7
Remedies Cumulative.  No remedy herein contained or otherwise conferred upon or reserved to GBI shall be considered exclusive of any other remedy, but such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.  Every power and remedy given by this Agreement to GBI may be exercised from time to time and as often as occasion may arise or as may be deemed expedient.

11.8
Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and covenants, to the extent that they are inconsistent with this Agreement.

11.9	Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of such change or modification is sought.

11.10	Governing Law. This Agreement and the obligations of GBI and IRC shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GBI: GREEN BALLAST, INC.		IRC: IRC – INTERSTATE REALTY CORPORATION

By:	/s/ William H. Bethell	By:	/s/ Mary F. Sharp